Exhibit 5.1

August 10, 2018

GlobalSCAPE, Inc.

4500 Lockhill-Selma, Suite 150

San Antonio, Texas 78249

Re:	GlobalSCAPE, Inc. 2016 Employee Long-Term Equity Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to GlobalSCAPE, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale of up to 5,000,000 shares (the “Shares”) of its Common Stock, par value $0.001 per share (“Common Stock”), reserved for issuance under that certain GlobalSCAPE, Inc. 2016 Employee Long-Term Equity Incentive Plan (the “Plan”).

We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein, including the Registration Statement, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company in effect as of the date hereof, certain resolutions adopted by the Board of Directors and the stockholders of the Company and copies of the Plan. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us, and the legal competence of all signatories to such documents.

We have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold are issued in accordance with the terms of the Plan; (iv) the Company receives the full consideration for the Shares as stated in the Plan; and (v) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is still in effect.

Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, it is our opinion that the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion to the extent any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker L.L.P.